Exhibit 8.2

[Letterhead of Goodwin Procter LLP]

April 28, 2015

Courier Corporation

15 Wellman Avenue

North Chelmsford, MA 01863

Re:	Registration Statement on Form S-4 of Courier Corporation

Ladies and Gentlemen:

We have acted as counsel for Courier Corporation, a Massachusetts corporation (the “Company”), in connection with the transactions described in the Registration Statement on Form S-4 (the “Registration Statement”) of R.R. Donnelley & Sons Company, a Delaware corporation (“RRD”).

In rendering this opinion letter, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and Plan of Merger dated as of February 5, 2015 (the “Merger Agreement”) by and among, the Company, RRD, Raven Solutions, Inc., a Massachusetts corporation and wholly owned subsidiary of RRD (“Merger Sub”), Raven Ventures LLC, a Massachusetts limited liability company and a wholly-owned subsidiary of RRD (“Merger LLC”), relating to the proposed merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation, immediately followed by a merger of the Company with and into Merger LLC (the “LLC Merger”, and together with the Merger, the “Transactions”), with Merger LLC being the surviving company, surviving as a direct wholly owned subsidiary of RRD, and such other documents as we have deemed, necessary or appropriate as a basis for the opinions set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Our opinion assumes and is expressly conditioned on, among other things, at all relevant times, the accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified, conformed or reproduction copies, that the transactions related to the Transactions or contemplated by the Merger Agreement have been, are, or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained herein have been, are, or will be waived or modified in any respect prior to the Effective Time, except to the extent expressly stated in this opinion letter.

We have assumed, with your permission, that all covenants, representations and other undertakings set forth in the Merger Agreement have been or will be performed in accordance with the terms thereof, the transactions contemplated by the Merger Agreement have been or will be consummated in accordance with the terms thereof and will be effective under applicable state law, none of the material terms and conditions of the Merger Agreement have been or will be waived or modified and there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Merger Agreement.

In rendering this opinion letter, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. Such laws, the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which any of our opinions are based on any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement or in the Merger Agreement could affect our conclusions herein. Moreover, there can be no assurance that our opinions will be accepted by the Internal Revenue Service, or, if challenged, by a court.

Based solely upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein and in the Registration Statement, we are of the opinion that the statements set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences,” insofar as such statements constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, are correct in all material respects.

This opinion is being furnished only to the Company and holders of Company common stock in connection with the transactions described in the Registration Statement and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose. The opinion we express herein is limited solely to matters governed by the federal income tax laws of the United States. Our opinion is provided solely to the Company and holders of Company common stock as a legal opinion and not as a guaranty or warranty and is limited to the specific transactions, documents, and matters described above.

No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter. Other than as expressly stated above, we express no opinion regarding the tax treatment of the Transactions under the laws of the United States or any state or local government within the United States or under the laws of any foreign country. Additionally, we express no opinion regarding any other tax consequences of the Transactions, or on any issue relating to the Company, RRD, Merger Sub or Merger LLC or, in each case, to any investment therein or under any other law.

Our opinion is expressed as of the date hereof and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinions provided herein.

We hereby consent to (i) the inclusion of this opinion as an exhibit to the Registration Statement, (ii) references to our opinion in the Registration Statement, and (iii) the inclusion of our name under the heading “Legal Matters” in the registration statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

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